FUND ACCOUNTING AND ADMINISTRATION SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of August 10, 2011, by and between the ICICI India Dynamic Fund (the “Fund”), a series of the Forum Funds (the “Trust”), and Jackson Fund Services (“JFS”), a division of Jackson National Asset Management LLC, (“JNAM”), a limited liability company organized under the laws of the State of Michigan.

WHEREAS, the Fund(s) is registered as a non-diversified open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund desires to retain JFS to provide fund accounting and administration services to the Fund and JFS wishes to furnish such services;

WHEREAS, the Fund intends to invest in Indian securities through its investment in Forum Funds India Dynamic Limited (“FFIDL”), a private company limited by shares registered with the Financial Services Commission in Mauritius incorporated under the Companies Act 2001 and licensed as a company holding a Category 1 Global Business License under the Financial Services Development Act 2001;

WHEREAS, Multiconsult Limited (“Multiconsult”) is a fund administrator in Mauritius providing administrative and accounting services to FFIDL in compliance with the laws of Mauritius;

WHEREAS, the Fund desires to retain JFS to provide certain supporting fund accounting services and net asset value calculations to the Fund and to FFIDL to facilitate the accounting and valuation of the Fund’s investment in FFIDL and the net asset value of the Fund, and administration services to the Fund, and JFS wishes to furnish such services; and

WHEREAS, JFS and the Fund acknowledge that JFS’s services to FFIDL are secondary to Multiconsult’s services as the provider of administrative and accounting services to FFIDL.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the parties hereto agree as follows:

1.  Appointment

The Fund hereby appoints JFS to serve as fund accountant and administrator to the Fund in accordance with the terms and conditions set forth in this Agreement, and JFS hereby accepts such appointment and agrees to perform the services and duties set forth in Exhibit A of this Agreement in consideration of the compensation provided for herein.

2.  Regulatory Compliance

A.           JFS acknowledges that it is a service provider to the Fund as that term is used in connection with Rule 38a-1 under the 1940 Act (“Rule 38a-1”), and represents that it has established and implemented policies and procedures reasonably designed to prevent, identify and correct any violations of the Federal Securities Laws, as that term is defined in Rule 38a-1 and applies to a service provider providing accounting and administrative services to a mutual fund.  JFS agrees to cooperate with the Fund to the extent reasonably requested in connection with the Fund fulfilling its obligations to monitor JFS’s operations to assure itself that JFS has established and implemented the required policies and procedures.

B.           The Fund represents that it has established policies and procedures reasonably designed to prevent violation of the Federal Securities Laws by the Fund, as that term is defined in Rule 38a-1 and applies to a registered management investment company.

3.  Changes in Accounting Procedures

Any changes by the Fund or FFIDL that affect accounting practices and procedures and the related services, unless otherwise conveyed to JFS prior to their effective date in the course of JFS providing administrative services to the Fund, under this Agreement shall only become effective upon written receipt and acceptance by JFS, and confirmation by Multiconsult, as applicable.

4.  Changes in Equipment, Systems, Service, Etc.

JFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Fund under this Agreement.

5. Compensation

JFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule set forth in a separate Fee Schedule and as mutually agreed upon and as may be amended from time to time.

Except as hereinafter set forth, compensation shall be calculated and paid monthly.  Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.

The Fund shall notify JFS in writing within thirty (30) calendar days following receipt of each invoice if the Fund disputes any amounts in good faith.  The Fund shall work with JFS in good faith to settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.  Notwithstanding anything to the contrary, amounts owed by the Trust to the Administrator shall only be paid out of the assets and property of the Fund.

6.  Performance of Services; Limitation of Liability

A.           JFS shall act in good faith and exercise commerciallly reasonable care and dilligence in the performance of its duties under this Agreement.  JFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from the occurrence of any virus, as defined in Section 16, notwithstanding JFS' reasonable standard of care in preventing such intrusion mechanical breakdowns or the failure of communication or power supplies beyond JFS’ control, except a loss arising out of or relating to JFS’ refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement.

B.           Notwithstanding any other provision of this Agreement and so long as JFS has not committed bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless JFS, JNAM, and its respective employees, trustees and officers from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) that JFS may sustain or incur or that may be asserted against JFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the performance standards recited in Section 6.A, or (ii) in reliance upon any written or oral instruction provided to JFS by duly authorized officer of the Fund, such duly authorized officer to be included in a list of authorized officers furnished to JFS and amended from time to time in writing by the Fund.

C.           Without limiting the generality of the foregoing and so long as JFS has not committed bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement, the Fund shall further indemnify JFS against and hold JFS harmless from any loss, damage or expense, including reasonable attorneys’ fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

a.
Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to JFS by any third party described above or by or on behalf of the Fund, including but not limited to Multiconsult;

b.	Action or inaction taken or omitted to be taken by JFS pursuant to written or oral instructions of the Fund or otherwise without negligence or willful misconduct;

c.	Any action taken or omitted to be taken by JFS in good faith in accordance with the advice or opinion of counsel for the Fund or the Trust or its own counsel;

d.	Any improper use by any person of any valuations or computations supplied by JFS pursuant to this Agreement;

e.	The method of valuation of the securities and the method of computing each Fund’s maturity or yield; or

f.	Any valuations of securities, maturity or yield provided by the Fund, FFIDL or Multiconsult.

           Notwithstanding the foregoing, JFS shall nevertheless use reasonable efforts to provide the services under this Agreement while any of the circumstances specified above subsist, provided that JFS shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing services to the Fund, assuming such circumstances had not occurred).  If, despite the foregoing, JFS incurs any such additional costs in endeavoring to supply services to the Fund under such circumstances, JFS shall promptly notify the Fund and the Fund shall reimburse those costs to JFS to the extent that they have been reasonably incurred (and JFS used reasonable efforts to mitigate such costs) or they have been agreed in advance between the parties.  JFS may, in all events, continue to provide the services under this Agreement to the extent possible and be reimbursed by the Fund if failure to do so would constitute a violation of any legal obligation to do so as Administrator.

D.           JFS shall indemnify and hold the Trust and its employees, Trustees and officers, and distributor ("Fund Affiliates”) harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) that the Fund and Fund Affiliates may sustain or incur or that may be asserted against the Fund and Fund Affiliates by any person arising out of any action taken or omitted to be taken by JFS as a result of JFS’ refusal or failure to comply with the terms of this Agreement, or its bad faith, negligence, or willful misconduct.

E.           JFS represents that it has in place, and covenants to maintain in place during the term of this Agreement, a reasonable back-up, business continuity and disaster recovery plan.  In the event of a mechanical breakdown or failure of communication or power supplies due to events beyond its control, JFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  JFS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by JFS’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement, including this section 6.

Notwithstanding the above, JFS reserves the right to reprocess and correct administrative errors at its own expense.

F.           In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

G.           The indemnification obligations set out in this Section 6 shall survive termination of this Agreement.

7.  Limitation of Shareholder and Trustee Liability

JFS acknowledges and agrees that the members of the Board and the shareholders of the Fund shall not be liable under this Agreement for any obligations of the Fund and JFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund.

8. No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower JFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of, the other party to this Agreement.

9.  Records

JFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Fund but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder.  JFS agrees that all such records prepared or maintained by JFS relating to the services to be performed by JFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund on and in accordance with its request.  Upon the reasonable request of the Fund, copies of any such records in the form reasonably requested (if such form differs from the form in which JFS has maintained the same, the Fund shall pay any expenses associated with transferring the same to such form), shall be provided by JFS to the Fund.

10.  Data/Information Necessary to Perform Services

The Fund shall furnish to JFS the data/information and provide such written documentation as is reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.  If JFS is also acting in another capacity for the Fund, nothing herein shall be deemed to relieve JFS of any of its obligations in such capacity.

11.  Cooperation Necessary to Perform Services

The Board of Trustees of the Trust shall cause the officers, investment adviser(s), legal counsel, independent accountants, transfer agent, custodian and other service providers and agents, past or present, for the Fund to cooperate with JFS and to provide JFS with such information, documents and advice relating to the Fund as necessary and/or appropriate or as requested by JFS, in order to enable JFS to perform its duties hereunder.  Fees charged by a service provider shall be paid in accordance with the Fund’s agreement with such service provider.  JFS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, investment adviser(s) or service provider until receipt of written notice thereof from the Fund unless JFS otherwise becomes aware of such change in the course of JFS providing the services to the Fund contemplated by this Agreement.

12.  Instruction Necessary to Perform Services

JFS may apply to an officer of the Fund for written instructions with respect to any matter arising in connection with JFS’ performance hereunder for such Fund, and JFS shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions.  Such application shall include a description of the action proposed to be taken or omitted to be taken by JFS with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and JFS shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, JFS has received written instructions in response to such application specifying the action to be taken or omitted.

13.  Securities Valuation

It is understood that in determining security valuations, JFS employs one or more pricing services, as directed by the Fund, to determine valuations of portfolio securities for purposes of calculating net asset values of the Fund.  The Fund shall identify to JFS the pricing service(s) to be utilized on behalf of the Fund. JFS shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such services.  For those securities where prices are not provided by the pricing service(s) utilized by JFS, JFS shall provide to the Fund’s investment adviser (the “Adviser”), without any determination of the resulting fair value, prices and related information that may be utilized by the Adviser, in the course of its authority delegated to it by the Board of Trustees as the Adviser to establish the fair value prices employing the method approved by the Board.

The Fund shall approve, in good faith, the method for determining the fair value of the securities.  The Adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to JFS the resulting prices for use in its calculation of net asset values.  JFS is authorized to rely on the prices provided by such service(s) or by the Adviser(s) or other authorized representative of the Fund without investigation or verification.

14.  Counsel Necessary to Perform Services

JFS may consult with counsel to the Fund or its own counsel, at the Fund’s expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

15.  Notification of Error

JFS shall notify the Trust’s Chief Compliance Officer of any error caused by JFS within twenty-four (24) hours after discovery of any error or omission.

The Fund will require its Adviser to notify JFS of any discrepancy between the records of JFS and the records of the Fund, including, but not limited to, failing to account for a security position in the Fund’s portfolio, by the later of:  within three (3) business days after receipt of any reports rendered by JFS; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.”

16.  Systems

JFS shall exercise reasonable care to prevent the occurrence of any virus.  JFS agrees that any corrections needed due to a virus shall be corrected by JFS at no additional cost to the Fund. “Virus” shall mean: (i) program code or programming instruction or set of instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise adversely affect computer programs, data files or operations; or (ii) other code typically described as a virus or by similar terms, including Trojan horse, worm or backdoor.

17.  Proprietary and Confidential Information

JFS agrees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where JFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

18.  Term of Agreement

This Agreement shall become effective as of the date hereof and will continue in effect for a period of three (3) years.  After the initial period of three (3) years, this Agreement shall continue from year to year, subject to the termination provisions and all other terms and conditions hereof; provided, such continuance is approved at least annually by vote or written consent of the Directors, including a majority of the Directors who are not interested persons of either party hereto; and provided further, that neither party has terminated the Agreement in accordance with this section.  This Agreement may be terminated by either party at any time upon 120 days’ prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  This Agreement may be amended by mutual written consent of the parties.  The provisions of Sections 6, 7, 8, 14, 15, 17, and 21 shall survive the termination of the agreement.

19.  Notices

Notices of any kind to be given by either party to the other party shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to JFS shall be sent to:

Mark Nerud
President
Jackson Fund Services
225 West Wacker Drive, Suite 1200
Chicago, IL 60606

And notice to the Fund shall be sent to:

Attn:
David Faherty
Atlantic Fund Services
Three Canal Plaza, Suite 600
Portland, ME 04101

20.  Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

21.  Duties in the Event of Termination

Upon termination of this Agreement with respect to the Fund, JFS shall, at the Fund’s  reasonable prior request and expense, deliver the relevant books, records, correspondence and other data (or copies thereof) of the terminating Fund that are in the possession or under control of JFS, to the Fund or any other person designated by the Fund.  If such form differs from the form in which JFS has maintained the same, the Fund shall pay any expenses associated with transferring the same to such form.  JFS will further cooperate in the transfer of the duties and responsibilities established hereunder to such successor as the Fund may appoint, including the provision of assistance from JFS’ personnel in the establishment of books, records and other data by such successor.

22.  Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles.  However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the SEC thereunder.

23.  Amendment

This Agreement may not be amended or modified in any manner except by a written agreement executed by JFS and the Fund to be bound thereby.

24.  Severability

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

25.  No Waiver

Each and every right granted to JFS hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of JFS to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by JFS of any right preclude any other or future exercise thereof or the exercise of any other right.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.  If executed in counterpart, such counterparts together shall constitute only one instrument.

Forum Funds	Jackson Fund Services, a division of Jackson National Asset Management, LLC
By: /s/ Karen Shaw Name: Karen Shaw Title: Treasurer	By: /s/ Mark Nerud Name: Mark Nerud Title:
Attest:_________________________	Attest:_______________________